EXHIBIT 10.27

AGREEMENT OF TENANTS IN COMMON

AGREEMENT made as of the 23rd day of June, 2004, by and between James H. Veghte c/o XL Reinsurance America Inc., 70 Seaview Avenue, Stamford, Connecticut 06902 (herein "Jamie") and 37 Lambert Road LLC c/o 70 Seaview Avenue, Stamford, Connecticut 06902 (herein "The LLC”) (Jamie and The LLC herein collectively called the "Tenants").

W I T N E S S E T H:

WHEREAS, X.L. America, Inc. executed a contract dated February 13, 2004 (the “Contract”), a copy of which is attached hereto, for the purchase of certain real Property located at 37 Lambert Road, New Canaan, Connecticut 06840 which property is more specifically described in Schedule A attached hereto (the "Property") for a purchase price of Two Million Eight Hundred Seventy-Five Thousand ($2,875,000.00) Dollars; and

WHEREAS, XL America Inc. entered into the contract for the purpose of acquiring a home for Jamie, the CEO of XL Reinsurance America Inc; and

WHEREAS, XL America Inc. has assigned all its right, title and interest to the Contract to 37 Lambert Road LLC, a LLC which is wholly owned by XL America Inc.; and

WHEREAS, Jamie and The LLC, desire to provide for the purchase, operation, ownership, disposition of, and the Tenants' financial responsibilities with respect to the Property.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

6.            Purchase of Property. The Tenants shall purchase the Property for a purchase price of Two Million Eight Hundred Seventy-Five Thousand ($2,875,000.00) Dollars pursuant to the terms of the Contract. Title to the Property will be held by Jamie and The LLC as tenants-in-common with Jamie having a 21.8% undivided interest and The LLC having a 78.2% interest.

7.           Mortgage.         There will be no acquisition mortgage placed on the Property and the Tenants do not intend subsequent financing for as long as The LLC holds title to a percentage of the Property.

8.           Expenses of Acquisition.           Jamie will make a Capital Contribution of Six Hundred Twenty-Five Thousand ($625,000.00) Dollars for the acquisition of the Property. The LLC will make a Capital Contribution of Two Million Two Hundred-Fifty Thousand ($2,250,000.00) Dollars for the acquisition of the Property. The LLC shall be responsible for paying all costs incurred in connection with the acquisition of the Property; including, but not limited to, fees for: survey costs, title insurance premium, recording costs and attorney fees.

4. Expenses of Maintenance, Repair, etc. Jamie and The LLC hereby agree that Jamie will pay all expenses in connection with the operation of the Property including, without limitation, all expenses for repair and maintenance, utilities, and Home Owners Association’s dues, if any. Jamie shall indemnify and hold the LLC harmless from any loss or damage to person or to Property arising of or in connection with Jamie’s use and occupancy of the Property, including claims by employees, invitees, and guests, said indemnity to include all court costs and attorney fees.

The LLC shall pay for all real estate property taxes due and owing on the Property. The LLC shall be each entitled to Hundred percent (100%) of any tax deduction available under the Federal and/or State Tax Code in connection with the payment of said real estate property taxes. In the event either Tenant fails to pay the costs set forth in this Paragraph 4, the other Tenant may elect either to: 1) pay the same in full and such payment shall be considered a loan to the other Tenant hereunder, at an interest rate of ten (10%) percent per annum; or 2) terminate this Agreement due to default by the non-paying Tenant. If this Agreement is terminated, the parties shall have the remedies provided for in Paragraph 13 hereof. All such Tenant advances, together with interest thereon, if not sooner paid, shall be due and payable upon sale of the Property or termination of the Tenancy for any reason.

5.         Personal Property.       Any personal property located on the Property shall belong to Jamie. Upon the Sale, or termination of the Tenancy for any reason, Jamie will be entitled to the return of his items of personal property.

6.            Sale of the Property to a non-related third party. If both Tenants desire to sell the Property, they shall attempt to find a purchaser to acquire the Property at its then Fair Market Value as determined by taking the average of two licensed appraisers who do appraisals in New Canaan. The parties shall multiple list the Property for sale at a price upon which they shall agree, based on the appraisals, and with a real estate agent upon whom they shall agree. The parties agree to accept any bona fide offer to purchase the Property at or above its then Fair Market Value, and thereafter to enter a contract for the sale of the Property, wherein such offer shall be the Sale Price. The proceeds of Sale shall be distributed as provided for in this Paragraph 6.

In the event of the Sale of the Property to a non-related third party, the sale proceeds shall be distributed according to the following formula:

(a)          The proceeds of the sale shall be allocated (21.8%) to the account of Jamie and (78.2%) to the account of The LLC.

(b)          Conveyance taxes, broker's commissions, adjustments with purchaser, costs of sale, including attorney's fees, shall be paid in proportion to their Capital Contribution percentages from the account of each Tenant.

(c)           Any liens against the Property shall be paid from the account of the Tenant who was responsible for the lien, or shall be apportioned between the Tenants based on Capital Contribution percentage, if caused by both Tenants.

(d)         Tenant loans hereunder, if any, together with any accrued interest thereon, shall be netted against each other. In the event that one Tenant owes the other Tenant an amount for Tenant loans (or their interest) after such netting, then such net amount shall be deducted from the balance of the debtor Tenant and credited to the account of the creditor Tenant. Tenant loans hereunder shall include, without limitation, Mortgage installment obligations, if any, paid by one Tenant on behalf of the other, reimbursement to either Tenant, as applicable, for payment of unauthorized liens against the Property by the other Tenant, and reimbursement of either Tenant's payment of the obligations of the other Tenant hereunder pursuant to Paragraph 4, together with accrued interest thereon.

(e)           The Capital Contributions of the Tenants shall be cancelled against each other. In the event that one Tenant has made an aggregate Capital Contribution in an amount greater than the aggregate Capital Contribution of the other Tenant, then such excess amount shall be deducted from the account of the Tenant who has made the smaller Capital Contribution and credited to the account of the Tenant who made the larger Capital Contribution. The cost of any capital improvements made to the Property in excess of Five Thousand ($5,000) Dollars shall be considered a Capital Contribution and shall be credited to the account of the party that paid for the capital improvement.

Each Tenant shall be responsible for paying all amounts deductible as against his account under subparagraphs (a) through (e) hereunder. Any amount remaining in a Tenant's account after payment of all deductions allocable against such account by reason of the items in subparagraphs (a) through (e) hereunder shall belong to such Tenant and shall be defined as the Tenant's Equity and shall be distributed to said Tenant upon disposition of the property..

7.            Assignment of Interest.       Neither Tenant shall sell, grant, convey, mortgage, encumber or hypothecate his share of the Property or any interest therein without first obtaining the prior written consent of the other Tenant.

8.            Termination of Tenancy.          If not terminated by the Sale to an unrelated third party, this Agreement shall terminate upon the earliest to occur of the following events:

1) death or disability of Jamie;

2) termination of Jamie’s employment at XL Reinsurance America or an affiliated X.L America or XL Capital company;

3) mutual agreement of the Tenants; or

4) four (4) years from the date of the closing on the Property (hereinafter called “Termination by Time”).

9.           Binding Effect.                    This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

10.          Governing Law.            This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

11.         Relationship of Parties. The relationship of the parties is as tenants-in-common with respect to the Property, with each Tenant owning the percentage interest in the Property set forth in this Agreement, which represents a percentage of each Tenant’s Capital Contribution, and this Agreement shall not act to create a partnership among the parties, it being the express intent of the parties that they shall be solely tenants-in-common.

12.         Use and enjoyment. Jamie shall have the exclusive right to the use and occupancy of the Property for his family, guests and invitees for as long as this Agreement remains in effect. Provided, however, the following limitations shall govern such use and enjoyment:

(a)           Jamie shall not encumber his interest in the Property without the prior written consent of The LLC.

(b)          Jamie shall not assign or transfer his rights or responsibilities pursuant to this Agreement without the prior written consent of The LLC.

(c)           Jamie shall not rent (either for or without consideration) any portion of the Property without the prior written consent of The LLC. Jamie shall be solely responsible for any capital improvement made to the Property. Jamie shall notify and get the written consent of the LLC before making any capital improvement in excess of Fifty Thousand ($50,000) Dollars.

(d)           In consideration for having the right to occupy the Property, Jamie will pay to The LLC rent of the net after tax value of $9,000.00 each month during the duration of this Agreement. The rent payment shall be derived from a housing allowance that Jamie will receive from XL Reinsurance America Inc. In the event Jamie’s employment at XL Reinsurance America terminates for any reason, with or without cause, the housing allowance shall terminate and the buy-out provisions as set forth in Paragraph 13 shall apply. In addition, Jamie’s housing allowance shall end four (4) years from the date of closing on the Property, and the buy-out provision, as set forth in Paragraph 13, shall apply.

13.          Termination by, Breach, Death, Disability, Termination of Employment, or Termination by Time. If this Agreement is terminated because of the death or disability of Jamie, Jamie’s estate (in the event of Jamie’s death) or Jamie or Jamie’s legal representative (in the event of Jamie’s disability) shall have the option to purchase the interest of the LLC at the Fair Market Value as determined in Paragraph 6 hereof. In the event of Jamie’s death or disability, Jamie’s estate or Jamie would have ninety (90) days from the date of death or disability to exercise the option to purchase the LLC’s interest by giving written notice to the LLC. The closing will take place within one-hundred twenty (120) days of the date of disability or death, subject to extension by the LLC.

If this Agreement is terminated because: of a breach of the Agreement by Jamie that is not cured, or because Jamie ceased to be employed by XL Reinsurance or a related entity, or because of Termination by Time as defined in Paragraph 8 hereof, Jamie would have the option to purchase the interest of the LLC, at the Fair Market Value as determined in Paragraph 6 hereof. Jamie would have thirty (30) days from the date of breach or the date of receiving the date of notice of termination, or Termination by Time, to exercise the option by giving notice to the LLC and to close within sixty (60) days of the receipt of notice exercising the option. At the closing, upon payment of the purchase price as hereinabove established, the LLC shall convey by Quit Claim to Jamie its interest in the Property. Jamie shall pay recording fees and shall provide the LLC with an Agreement indemnifying and holding The LLC harmless from any further liability with respect to the Property. Taxes and any other customary items of adjustment shall be apportioned between the parties as of the closing date.

In the event that Jamie or Jamie’s estate does not exercise its option pursuant to this Paragraph, the Property shall be sold as if by Mutual Agreement of the parties pursuant to Paragraph 6. In the event Jamie or Jamie’s estate exercises the option to purchase, the Fair Market Value will be reduced by all Capital Contributions made by Jamie.

14.          Insurance.        During the term of this Agreement, Jamie shall keep in full force and effect a Tenant’s liability policy naming the LLC as an additional insured in an amount of not less than $100,000. Said liability policy shall provide that the policy cannot be cancelled or reduced without notice to the LLC. Jamie shall also keep in full force and effect policies adequately insuring the contents of the Property and any automobiles, watercraft or other vehicles which Jamie may own or lease.

The LLC shall, at its own expense, keep the Property insured against Loss by Fire or other causality during the terms of the Agreement based on Full Replacement Value. Jamie shall be listed as an Additional Loss Payee under this coverage and shall not be cancelled or reduced without notice to Jamie. Any deductible obligation of this policy shall be borne by the Parties on a pro rata basis, according to their ownership interest, with Jamie responsible for 21.8% of any deductible obligation and The LLC responsible for 78.2%.

15.         Risk of Loss.   In the event of Partial Destruction to the Property during the term of this Agreement Jamie and The LLC agree that the insurance proceeds will be used to repair and/or replace the damage. If Jamie desires improvements which exceeds the insurance proceeds, Jamie will pay all said costs and said costs will be deemed to increase Jamie’s Capital Contribution.

In the event of Total Destruction of the Property, Jamie will have the following options in his sole discretion to:

1)          Use the insurance proceeds to rebuild the Property. If Jamie desires improvements that exceeds the insurance proceeds, Jamie will be responsible to find these improvements and all such costs shall be deemed to increase Jamie’s Capital Contribution; or

 2)         Sell the Property to a third party as set forth in Paragraph 6 of the Agreement.

If the Property is sold to a third party, the insurance proceeds will be distributed to The LLC and Jamie in accordance with their respective ownership interests in the Property.

16.        Notices. All notices under this Agreement shall be in writing and shall be delivered personally and receipted or shall be sent by facsimile transmission or registered or certified mail or by overnight courier, addressed to the attorney for the respective party. Notice signed by the respective attorneys shall be deemed sufficient within the meaning of this paragraph without the signature of the parties themselves.

Notices to the LLC shall be sent to:

37 Lambert Road LLC

Attention: Steven P. Agosta, VP & Manager

c/o X.L. America, Inc.

70 Seaview Avenue

Stamford, CT 06902

Tel: 203-964-5251

Fax: 203-964-9822

Notices to Jamie shall be sent to:

Mr. James H. Veghte
37 Lambert Road
New Canaan, CT 06840
Tel.: 203-964-3857

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

Signed, sealed and delivered in the presence of:
/s/ Ellen Hertensten	/s/ James H. Veghte
/s/ Julie Watson	James H. Veghte
/s/ Frank Marsala /s/ Elizabeth Gannon	37 Lambert Road, LLC BY: /s/ Steven P. Agosta Steven P. Agosta
ITS: Manager & Vice President

STATE OF CONNECTICUT	)
COUNTY OF FAIRFIELD	)

On this 23rd day of June, 2004, personally appeared before me JAMES H. VEGHTE to me known, who executed the foregoing instrument and acknowledge same to be his free act and deed.

/s/ Kenneth P. Meagher
Commissioner of the Superior Court